Exhibit 99

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile
CONTACT: Gantt Walton, ExxonMobil
972-444-1107
FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 15, 2007

EXXON MOBIL CORPORATION ANNOUNCES 2006 RESERVES REPLACEMENT

IRVING, TEXAS, February 15 -- Exxon Mobil Corporation announced today that additions to its worldwide proved oil and gas reserves totaled 1.95 billion oil-equivalent barrels in 2006, excluding the effects of using single-day, year-end pricing.  Production totaled 1.6 billion oil-equivalent barrels in 2006, with 976 million barrels of liquids and 3.7 trillion cubic feet of gas produced.  The corporation replaced 122 percent of production including property sales and 129 percent excluding property sales.

"With a 5-year average replacement ratio of 114 percent, ExxonMobil has continued to replace annual production with new quality opportunities," said Rex Tillerson, Exxon Mobil Corporation’s chairman and chief executive officer.  "This performance is a reflection of our disciplined investment strategy and strong project portfolio and execution capabilities, which enable the corporation to continue to develop its globally diverse resource base to help meet the world's growing energy needs.  The annual reporting of proved reserves is the product of our long-standing, rigorous process that ensures consistency and management accountability with respect to all reserves bookings."

The reserve additions in 2006 came from all geographical regions.  The most significant additions came from the Asia Pacific / Middle East region.

In Qatar, ExxonMobil grew its portfolio in the North Field through an agreement with the State of Qatar to expand the Al Khaleej domestic gas project.

In the United Arab Emirates, ExxonMobil was selected by the Abu Dhabi National Oil Company for participation in the Upper Zakum field development, resulting in a 28 percent interest in the field.   ExxonMobil's capabilities to increase oil recovery and efficiently build production capacity were key considerations in the selection.

Proved reserve additions were also made in West Africa from developments in Angola and Nigeria, and from new developments and established operations in Norway, Malaysia, the Netherlands, Canada, Australia, and Russia.  These additions reflect developments with substantial funding commitments as well as revisions or extensions to existing fields following additional drilling, reservoir performance data and evaluation, or study activities.  Asset sales reduced proved reserves by 0.1 billion oil-equivalent barrels.  Consistent with its long-standing practice, ExxonMobil’s reserve base assumes the pricing basis that the Corporation uses to make its investment decisions.

Effect of Single-Day, Year-End Pricing Calculation

ExxonMobil also states proved reserves utilizing December 31 liquids and natural gas prices.  On this basis, the total proved reserves additions in 2006 were 2.0 billion oil-equivalent barrels, resulting in a reserves replacement ratio of 128 percent, including the effects of property sales.  However, the use of prices from a single date is not relevant to investment decisions made by the corporation, and annual variations in reserves based on such year-end prices are not of consequence in how the business is actually managed.

Long-Term View

Given the long-term nature of the industry and the large size of the discrete projects that provide a significant portion of the corporation's reserves additions, it is appropriate to consider a time horizon longer than a single year.  Excluding the effects of using single-day, year-end pricing, the corporation's ten-year average reserves replacement is 115 percent, with liquids replacement at 112 percent, and gas at 118 percent.

The reserve additions made during this period comprise a diversity of resource types and have broad geographical representation.  With 22.7 billion barrels of proved oil and gas reserves at year-end 2006, split about evenly between liquids and gas, ExxonMobil's reserves life at current production rates is 14.2 years.  The portion of proved reserves already developed is 64 percent.

Resource Base Continues To Grow

ExxonMobil added 4.3 billion oil-equivalent barrels of total resources in 2006.  Additions to the resource base were characterized by high-quality discoveries from drilling and the capture of equity positions in discovered resources.  Key 2006 resource-base additions were associated with successful exploration drilling campaigns in the United States, Australia, Angola, Kazakhstan, and Nigeria.  Discovered resource additions include those at the Upper Zakum field in Abu Dhabi, as well as resources underpinning new liquefied natural gas and pipeline gas developments in Qatar.

After reflecting 2006 production, reductions due to asset sales, and revisions to existing fields, the corporation's total oil and gas resource base grew by 0.7 billion oil-equivalent barrels to 73.9 billion oil-equivalent barrels.  The resource base includes proved and probable reserves, plus other discovered resources that are expected to be ultimately recovered.

CAUTIONARY NOTE: The terms "resources" and "resource base" includes quantities of discovered oil and gas that are not yet classified as proved reserves but that are expected to be ultimately recovered in the future.  The term "reserves," as used in this release, includes proved reserves from Syncrude oil sands operations in Canada which are treated as mining operations in our SEC reports.  The proved reserves in this release are the combined total from both consolidated subsidiaries and equity companies.  The corporation operates its business with the same views of equity company reserves as it has for reserves from consolidated subsidiaries.